Exhibit 1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-74217 of Community Trust Bancorp, Inc. on Form S-8 of our report dated May 9, 2003 on the financial statements of Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan in the Annual Report on Form 11-K of Community Trust Bancorp, Inc. for the year ended December 31, 2002.

/s/Deloitte & Touche

May 9, 2003

Louisville, Kentucky